Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BIOVENTUS INC.

(pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Bioventus Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

1. The Board of Directors of the Corporation duly adopted a resolution by written consent on April 4, 2024, pursuant to Sections 141 and 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Amended and Restated Certificate of Incorporation of the Corporation (the “Amendment”) and declaring said Amendment to be advisable. The stockholders of the Corporation duly approved said proposed Amendment at the Annual Meeting of Stockholders of the Corporation held on June 11, 2024, in accordance with Section 242 of the General Corporation Law of the State of Delaware.

2. The text of Section A of ARTICLE VIII of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

“A. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors (such directors, “Preferred Stock Directors”), upon the effectiveness of the filing of this Certificate of Amendment until the election of directors at the 2026 annual meeting of stockholders (the “2026 Annual Meeting”), the board of directors shall be divided into two classes of directors, Class I and Class II with the directors in Class I having a term that expires at the 2025 annual meeting of stockholders (the “2025 Annual Meeting”), and the directors in Class II having a term that expires at the 2026 Annual Meeting. The successors of the directors who, immediately prior to the 2024 annual meeting of stockholders (the “2024 Annual Meeting”), were members of Class III (and whose terms expired at the 2024 Annual Meeting) shall become members of Class I with a term expiring at the 2025 Annual Meeting; the directors who, immediately prior to the 2024 Annual Meeting, were members of Class I and whose terms were scheduled to expire at the 2025 Annual meeting shall remain members of Class I and shall continue to have terms expiring at the 2025 Annual Meeting; and the directors who, immediately prior to the 2024 Annual Meeting, were members of Class II and whose terms were scheduled to expire at the 2026 Annual Meeting shall remain members of Class II and shall continue to have terms expiring at the 2026 Annual Meeting.

Commencing with the election of directors at the 2026 Annual Meeting, there shall be a single class of directors, with all directors of such class having a term that expires at the 2027 Annual Meeting. The successors of the directors who, immediately prior to the 2025 Annual Meeting, were members of Class I (and whose terms expire at the 2025 Annual Meeting) shall be elected at such meeting for a term that expires at the 2026 Annual Meeting, and the directors who, immediately prior to the 2025 Annual Meeting, were members of Class II and whose terms were scheduled to expire at the 2026 Annual Meeting shall continue to have terms expiring at the 2026 Annual Meeting.

From and after the election of directors at the 2026 Annual Meeting, the board of directors shall cease to be classified and the directors elected at the 2026 Annual Meeting (and each annual meeting of the stockholders thereafter) shall be elected for a term expiring at the next annual meeting of the stockholders.

Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. No decrease in the number of directors shall have the effect of removing or shortening the term of any incumbent director.”

3. The text of Section C of ARTICLE VIII of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

“C. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect Preferred Stock Directors and subject to the Stockholders Agreement, prior to the 2026 Annual Meeting when the board of directors shall cease to be classified, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect Preferred Stock Directors and subject to the Stockholders Agreement, from and after the election of directors at the 2026 Annual Meeting when the board of directors shall cease to be classified, the Board of Directors or any individual director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.”

IN WITNESS WHEREOF, Bioventus Inc. has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Corporation to be signed by a duly authorized officer of the Corporation, on ●, 2024.

Bioventus Inc., a Delaware corporation

By:
Name:	Anthony D’Adamio
Title:	Senior Vice President, General Counsel, Secretary

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